Exhibit (d)(40)

FINANCIAL INVESTORS TRUST

 AMENDMENT TO SUB-ADVISORY AGREEMENT

Clough China Fund

This Amendment, dated as of August 18, 2020 (this “Amendment”), is to the Sub-Advisory Agreement dated August 31, 2018 (the “Agreement”) by and among ALPS Advisors, Inc. (the “Adviser”), a Colorado corporation, Financial Investors Trust (the “Trust”), a Delaware statutory trust, on behalf of the funds listed in Appendix A to the Agreement, each a series of the Trust, and Clough Capital Partners L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the parties wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.          Effective as of the date of this Amendment, Appendix B of the Agreement is hereby deleted in its entirety and replaced with the Appendix B attached hereto and incorporated by reference herein.

2.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

ALPS ADVISORS, INC.		FINANCIAL INVESTORS TRUST

By:	/s/ Michael Sleightholme	By:	/s/ Bradley J. Swenson
Name:	Michael Sleightholme	Name:	Bradley J. Swenson
Title:	Authorized Representative	Title:	President

CLOUGH CAPITAL PARTNERS L.P.

By:	/s/ John Kowaleski
Name:	John Kowaleski
Title:	CFO

Appendix B

Compensation of Sub-Adviser

In consideration for the services to be performed under this Agreement, the Sub-Adviser shall receive from the Investment Adviser, from the management fee paid by the Trust to the Investment Adviser under the Investment Advisory Agreement, an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month, in the amount of 0.67% of the Fund’s daily net assets during the month.

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